EXHIBIT 10.59
QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
CEO PERFORMANCE STOCK OPTION GRANT NOTICE

Qualcomm Incorporated (the “Company”), pursuant to its 2016 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Participant named below, a non-qualified stock option to purchase the number of shares of the Company’s common stock set forth below (“Option Shares”) subject to all of the terms and conditions as set forth in this CEO Performance Stock Option Grant Notice (“Grant Notice”), the CEO Performance Stock Option Agreement and all attachments thereto (the “Agreement”), which is attached hereto, and the Plan, all of which are incorporated herein in their entirety. This Option is not intended to qualify for the federal income tax benefits available to an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

Participant: Steven M. Mollenkopf    Grant No.: «Number»

Emp #: «ID»	Option Shares: 496,397

Date of Grant: September 20, 2018	Expiration Date: September 19, 2025

Exercise Price Per Share: $74.60

Performance Period: September 20, 2018 – September 20, 2020

Performance Measure: TSR

Performance Target: At any time during the Performance Period, the Performance Measure averages 25% or more for 20-consecutive trading days on the NASDAQ Global Select Market.

Vesting Date:

Option Shares    Vesting Dates
165,465    October 1, 2019
165,466    October 1, 2020
165,466    October 1, 2021

Definitions:

Capitalized terms that are used but not defined herein have the following meanings:

“TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on the issuer’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting TSR.

“Beginning Period Average Price” means the average official closing price per share of the common stock of the Company over the 20-consecutive-trading days ending with and including the first day of the Performance Period.

“Ending Period Average Price” means the average official closing price per share of the issuer over the 20-consecutive-trading days ending with and including any trading day in the Performance Period.

Additional Terms/Acknowledgments: You must acknowledge, in the form determined by the Company, receipt of, and represent that you have read, understand, accept and agree to the terms and conditions of, this Grant Notice, the Agreement including the Exclusive Consulting Agreement attached to the Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.7 of the Plan).

Qualcomm Incorporated:

By:

Michelle Sterling
Executive Vice President, Human Resources
Dated: September 20, 2018

Attachment: CEO Performance Stock Option Agreement

QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
CEO PERFORMANCE STOCK OPTION AGREEMENT
Qualcomm Incorporated (the “Company”) has granted you an Option to purchase the number of shares of the Company’s common stock (“Option Shares”) indicated in the Grant Notice at the Exercise Price Per Share indicated in the Grant Notice to you, the Participant named in the Grant Notice pursuant to the terms and conditions set forth in the Grant Notice, this CEO Performance Stock Option Agreement and the attachments hereto (together with the Grant Notice, the “Agreement”) and the 2016 Long-Term Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized terms not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The terms and conditions of this Option are as follows:
1.VESTING AND EXERCISABILITY.
1.1    SERVICE VESTING; EXERCISABILITY SUBJECT TO PERFORMANCE. This Option will vest on each of the Vesting Dates specified in the Grant Notice with respect to the number of Option Shares corresponding to that Vesting Date if and to the extent that you continue in Service through that Vesting Date. If your Service terminates before any Vesting Date for any reason other than as specified in the remainder of this Section, then this Award shall be forfeited with respect to the Option Shares for which the Vesting Date has not occurred on or before the date of such termination. Notwithstanding the vested status of any Option Shares, but subject to the remaining provisions of this Section, this Option will only become exercisable with respect to vested Option Shares if and when the Performance Target is attained. If your Service terminates before the end of the Performance Period for any reason other than as specified in the remainder of this Section, and the Performance Target has not been attained, then this Award shall be forfeited in its entirety on the date of your termination of Service.
1.2    DEATH. If your Service terminates because of your death, then this Option will be fully vested and exercisable as to all Option Shares subject to the Option effective upon your death (irrespective of whether the Performance Target is attained).
1.3     DISABILITY. If your Service terminates because of your Disability, then this Option will be fully vested and exercisable as to all Option Shares subject to the Option effective as of the date on which your Service terminates due to your Disability (irrespective of whether the Performance Target is attained).
1.4     QUALIFIED TERMINATION. If your Service terminates as a result of a Qualified Termination (as defined below), and the Performance Target is attained before or after your Qualified Termination, then, subject to your execution and non-revocation before the 60th day following your Qualified Termination of a Separation Agreement (as defined in the Severance Plan) and continued compliance with the Confidentiality Agreement (as defined in the Severance Plan) and the Separation Agreement, effective as of the later of the date of your

Qualified Termination or the date the Performance Target is attained, this Option will become vested and exercisable as to the number of Option Shares equal to the product of (1) the total number of Option Shares subject to the Option, multiplied by (2) a fraction the numerator of which is the number of whole and partial months (rounded up to the next whole month) from October 1, 2018, until the Qualified Termination and the denominator of which is 36, less the number of Option Shares that had already become vested and exercisable.
1.5    CIC QUALIFIED TERMINATION. If your Service terminates as a result of a CIC Qualified Termination (as defined below), then this Option will be fully vested and exercisable as to all Option Shares subject to the Option effective as of the date of your CIC Qualified Termination (irrespective of whether the Performance Target is attained).
1.6    DEFINITIONS. For purposes of this Agreement, the following capitalized terms are defined as follows:
“Cause” has the meaning given such term in the Severance Plan before a Change in Control and the CIC Severance Plan on or after a Change in Control.
“CIC Qualified Termination” means a Qualified Termination as defined in the CIC Severance Plan.
“CIC Severance Plan” means the Qualcomm Incorporated Executive Officer Change in Control Severance Plan, as may be amended from time to time.
“Disability” has the meaning given such term in the Severance Plan and CIC Severance Plan.
    “Normal Retirement Age” shall be the later of (1) the date which is six (6) months after the Grant Date or (2) the date on which you have attained age fifty-five (55) and completed at least ten (10) years of consecutive Service.
“Qualified Termination” means a Qualified Termination as defined in the Severance Plan.
“Severance Plan” means the Qualcomm Incorporated Executive Officer Severance Plan, as may be amended from time to time.
2.    EXERCISE OF THIS OPTION.
2.1    METHOD OF EXERCISE. To the extent then exercisable, this Option may be exercised by delivering a notice of exercise in such form as may be designated by the Company from time to time together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to the terms of the Plan.
2.2    METHOD OF PAYMENT. Payment of the exercise price may be (i) by cash, by check or in cash equivalent, (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to a broker which provides for the payment of the aggregate exercise price to the Company, (iii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by you having a Fair Market Value not less than the exercise price, (iv) by net exercise whereby the Company will, at the time of exercise, reduce the number of Option Shares otherwise issuable to you upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the Option Shares with respect to which the Option is exercised and you shall pay to the Company in cash at the time of exercise the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole Option Shares to be issued, or (v) a combination of the above methods, as the Company may designate from time to time. The Company may suspend, or eliminate, various forms of permissible payment from time to time in its sole discretion.
2.3    TAX WITHHOLDING. Regardless of any action the Company or the Participating Company that employs you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including, but not limited to, the grant, vesting or exercise of this Option, the issuance of Option Shares upon exercise of this Option, the subsequent sale of Option Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant (as specified in the Grant Notice) and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant tax withholding event, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following methods, as selected by the Company in its discretion: (a) withholding from your wages or any other cash compensation payable to you by the Company and/or the Employer; (b) withholding from proceeds of the sale of Option Shares acquired upon exercise of this Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and pursuant to your authorization by your acceptance of this Option); (c) withholding in Option Shares to be issued upon exercise of this Option; or (d) any other method allowed by the Plan and applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares as described in subsection (c) herein, for tax purposes, you are deemed to have been issued the full number of Option Shares subject to the vested Option, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. The Fair Market Value of any share of Stock withheld pursuant to this Section 2.3 shall be equal to the closing price of a share of Stock as quoted on any national or regional securities exchange or market system constituting the primary market for the Stock on the day on which tax withholding is required (or, if there is no closing price on that day, the last trading day prior to that day) or, if the Stock is not listed on a national or regional securities exchange or market system, the value of a share of Stock as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company shall not be required to issue or deliver the Option Shares or the proceeds of the sale of Option Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
2.4    RESPONSIBILITY FOR EXERCISE. You are responsible for taking any and all actions as may be required to exercise this Option in a timely manner and for properly executing any such documents as may be required for exercise in accordance with such rules and procedures as may be established from time to time. By signing this Agreement you acknowledge that information regarding the procedures and requirements for this exercise of this Option is available to you on request. The Company and/or any Participating Company shall have no duty or obligation to notify you of the expiration date of this Option.
2.5    OPTION EXERCISABILITY. Notwithstanding anything in this Agreement to the contrary and subject to Section 5, after your termination of Service to the extent this Option is vested and exercisable pursuant to Section 1, it shall be exercisable only during the applicable time period determined in accordance with this Section 2.5, but in no event later than the Expiration Date.
(a)    Attainment of Normal Retirement Age. If your Service terminates for any reason on or after you attain Normal Retirement Age (as defined herein), other than due to termination by the Company for Cause, then to the extent this Option has become vested and exercisable pursuant to Section 1, it may be exercised by you until the Expiration Date provided you (i) execute a general release of claims in a form satisfactory to the Company and that general release becomes irrevocable before the 60th day following your termination of employment, and (ii) comply with the requirements contained in the Exclusive Consulting Agreement attached hereto as Attachment 1 (the “Consulting Agreement”). Notwithstanding anything in this Agreement to the contrary, in the event your Service is terminated for Cause or you violate any of the provisions of the Consulting Agreement, any and all rights to exercise this Option shall be immediately terminated without consideration.
(b)    Death. If your Service terminates due to your death, then the Option may be exercised by your legal representative or other person who acquired the right to exercise this Option by reason of your death at any time prior to the expiration of twelve (12) months after the date of your death.

(c)    Disability. If your Service terminates due to your Disability, then the Option may be exercised by you at any time prior to the expiration of twelve (12) months after the date on which your Service terminates.
(d)    Qualified Termination. If your Service terminates due to a Qualified Termination, then the Option may be exercised by you (or your guardian or legal representative) at any time prior to the expiration of six (6) months after the later of the date of your Qualified Termination or the date the Performance Target is attained.
(e)    CIC Qualified Termination. If your Service terminates due to a CIC Qualified Termination, then the Option may be exercised by you (or your guardian or legal representative) at any time prior to the expiration of six (6) months after the date of your CIC Qualified Termination.
(f)    Other Termination of Service. Except as otherwise provided in Sections 2.5(a) through (e), if your Service terminates for any reason other than for Cause, then this Option may be exercised by you at any time prior to the expiration of thirty (30) days after the date on which your Service terminates. Any portion of the Option that has not vested and become exercisable as of the date on which your Service terminates will be forfeited as of your termination date.
(g)     Extension if Subject to Section 16(b). Notwithstanding the foregoing, other than termination for Cause, if a sale within the applicable time periods set forth in Section 2.5(a) – (f) of shares acquired upon the exercise of this Option would subject you to suit under Section 16(b) of the Exchange Act, the vested and exercisable Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by you would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after your termination of Service, or (iii) Expiration Date indicated in the Grant Notice.
3.    TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Option, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no Option Shares will be issued to you upon exercise of this Option unless the Stock is then registered under the U.S. Securities Act or, if such Stock is not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the U.S. Securities Act. Further, Options may not be exercised and Option Shares may not be issued if such acts would constitute a violation of any applicable foreign securities laws or other applicable regulations. By accepting this Option, you agree not to sell any of the Option Shares received upon exercise of this Option at a time when applicable laws or Company policies prohibit a sale.
5.    TERMINATION OF THIS OPTION. Notwithstanding anything in this Agreement to the contrary, this Option shall expire automatically and shall no longer be exercisable upon the earliest of:
(a)    the last day of the Performance Period if the Performance Target has not been satisfied on or before such date;
(b)    the Expiration Date indicated in the Grant Notice; or
(c)    a Change in Control, to the extent provided in Section 6.
The vested and exercisable portion of this Option may be exercised only until the close of the Nasdaq Global Select Market on the applicable date indicated in this Section 5 above or, if such date is not a trading day on the Nasdaq Global Select Market, the last trading day before such date. Any later attempt to exercise this Option will not be honored.
6.    CHANGE IN CONTROL. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Option or substitute for this Option a substantially equivalent option for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume or substitute for this Option in connection with a Change in Control, the exercisability and vesting of this Option, so long as your Service has not terminated prior to such date, shall be accelerated regardless of whether Performance Target is attained, effective as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option that was permissible solely by reason of this Section 6 shall be conditioned upon the consummation of the Change in Control. If this Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control, it shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of this Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to this Option immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, this Option shall not terminate unless the Committee otherwise provides in its discretion.
7.    TRANSFERABILITY. This Option is subject to the transferability restrictions contained in the Plan.

8.    OPTION NOT A SERVICE CONTRACT. This Option is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or (if different) the Employer, or of the Company or the Employer to continue your service with the Company or the Employer, as applicable. In addition, nothing in this Option shall obligate the Company or any Participating Company, the Company’s stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company or any Participating Company, as applicable.
9.    REPRESENTATIONS, WARRANTIES, COVENANTS, AND ACKNOWLEDGMENTS. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the issuance of the Option Shares upon exercise of this Option may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
10.    CODE SECTION 409A. It is the intent that this Option as set forth in this Agreement shall qualify for exemption from the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Company makes no representation that the issuance of Option Shares upon exercise of this Option provided for under this Agreement will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the issuance of Option Shares upon exercise of this Option provided for under this Agreement. The Company will have no liability to you or any other party if this Option, the delivery of Option Shares upon exercise of this Option or other payment hereunder that is intended to be exempt from Code Section 409A, is not so exempt or for any action taken by the Company with respect thereto.
11.    NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
12.    NATURE OF GRANT. In accepting this Option, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);
(b)    the award of this Option is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options, even if Options or other Awards have been awarded repeatedly in the past;

(c)    all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Option and the Option Shares subject to this Option are not intended to replace any pension rights or compensation;
(f)    this Option and any Option Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the underlying Option Shares is unknown, indeterminable and cannot be predicted with certainty;
(h)    if the underlying Option Shares do not increase in value, this Option will have no value;
(i)    if you exercise this Option and acquire Option Shares, the value of such Option Shares may increase or decrease in value, even below the exercise price;
(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from termination of your Service or your breach of any terms hereof (for any reason whatsoever and whether or not in breach of local labor laws or later found invalid), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(k)    this Option and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have this Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and
(l)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Option Shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.    APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if this Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
14.    ARBITRATION. Any dispute or claim concerning any Options granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of this Agreement or the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Option, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
15.    AMENDMENT. This Option may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Option or any unexercised portion of this Option, without your consent unless such amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing or, in such electronic form as may be designated by the Company.
16.    GOVERNING PLAN DOCUMENT. This Option is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
17.    SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
18.    DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to you electronically. In addition, if permitted by the Company, you may electronically accept and acknowledge the Grant Notice and/or this Agreement and/or deliver such documents to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic acknowledgement, acceptance and/or delivery may include but do not necessarily include use of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means specified by the Company. You hereby consent to receive the above-listed documents by electronic delivery and, if permitted by the Company, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, as set forth herein.
19.    WAIVER. The waiver by the Company with respect to your (or any other Participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.

20.    REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction, and (c) any policies adopted by the Company, all to the extent determined by the Company in its discretion to be applicable to you.

ATTACHMENT 1
QUALCOMM INCORPORATED
EXCLUSIVE CONSULTING AGREEMENT
1.    Consulting Services Following Normal Retirement Age.  In the event you terminate your employment with the Participating Companies as a result of having previously attained Normal Retirement Age, you will provide the Company consulting services related to the subject matter of that employment as provided in this Exclusive Consulting Agreement. Such consulting services will not exceed five (5) hours per month, and there will be no separate compensation for such services beyond that provided in the Award. Should the Company request services in excess of five (5) hours per month, you and Company will negotiate appropriate compensation for such additional services before they are undertaken. You represent, warrant and covenant that you will perform any services under this Exclusive Consulting Agreement in a timely, professional and workmanlike manner and that all services, materials, information and deliverables provided by you hereunder will comply with (i) the requirements communicated by Company, (ii) the Company’s policies and procedures; and (iii) any other agreements between you and the Company, including but not limited to any severance, confidentiality or proprietary agreements. All capitalized terms in this Exclusive Consulting Agreement not otherwise defined herein shall have the meaning prescribed by the Qualcomm Incorporated 2016 Long-Term Incentive Plan (the “Plan”) or the Award thereunder to which this Exclusive Consulting Agreement is attached.
2.    The Award.  You are a former high-level executive with at least 10 years’ service with the Company and as such you are entitled to certain rights or benefits under the Award as a result of having reached Normal Retirement Age. Your agreement to the terms and conditions of this Exclusive Consulting Agreement is an express condition of the Award and the additional provisions of the Award applicable to you following attainment of Normal Retirement Age.
3.    Independent Contractor Relationship.  Your relationship with Company under this Exclusive Consulting Agreement is that of an independent contractor, and nothing herein is intended to, or shall be construed to, create a partnership, agency, joint venture, employment, or similar relationship.  You will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit‑sharing benefits, or retirement benefits, or awards under the Plan unless expressly provided in writing otherwise.  You agree that providing services under this Exclusive Consulting Agreement shall not be treated as Service for purposes of the Plan or the Award. You are not authorized to make any representation, contract, or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company officer.  You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority.  You will indemnify and hold harmless Company from and against any and all tax liability related to this Exclusive Consulting Agreement as well as any claims, actions, or charges arising out of or caused by your classification as an independent contractor.

4.    Exclusivity.
4.1    The consultancy arrangement contemplated by this Exclusive Consulting Agreement shall be on an exclusive basis. You shall not, during the Term, without the prior written consent of the Compensation Committee, engage in any work, services, or other activities for any person or entity which directly or indirectly competes with Company in any way. This includes, but is not limited to acting as an employee, officer, director, contractor, owner, consultant, or agent of any such person or entity. The determination of whether a person or entity is competitive with Company shall be subject to the sole and exclusive discretion of the Compensation Committee. Notwithstanding the above, the Compensation Committee may elect to waive this Exclusivity provision as to any particular person or entity in its sole and exclusive discretion. Such a waiver shall not extend to any other persons or entities. You shall act in the best interest of Company while providing the Exclusive Consulting Services to Company.
5.    Term and Termination.
5.1    Term.  This Exclusive Consulting Agreement is effective as of the date of your termination of employment with Company following Normal Retirement Age and will terminate on the two year anniversary thereof unless terminated earlier as set forth below (the “Term”).
5.2    Termination by Company.  Company may terminate this Exclusive Consulting Agreement before the end of the Term for any breach of Section 4 hereof by you or any material breach by you of any other provision hereof. Should Company believe that you breached this Exclusive Consulting Agreement in a manner that allows a termination pursuant to this Section 5.2, Company will notify you in writing and allow you to cure any breach (if such breach is curable) within ten (10) days after the date of Company’s written notice of breach. You understand that if Company terminates this Exclusive Consulting Agreement pursuant to this Section 5.2, you will forfeit all additional rights or benefits under the Award as a result of having attained Normal Retirement Age and you will be subject to the Equity Clawback provisions of Section 6, below.
5.3    Termination by You.  You may not terminate this Exclusive Consulting Agreement during the Term except or unless Company materially breaches this Consulting Agreement. Should you believe that Company materially breached this Exclusive Consulting Agreement, you will notify the Company in writing and allow Company to cure any breach (if such breach is curable) within ten (10) days after the date of your written notice of breach.
6.    Equity Clawback. In the event of any breach by you of Section 4 hereof or any material breach by you of any other provision hereof, then any additional rights or benefits you may have as a result of having attained Normal Retirement Age shall automatically and immediately terminate and be forfeited. In addition, you shall, within 30 days following notice from Company, pay to the Company an amount equal to the aggregate benefit, value or gain you realized or obtained as a result of any additional rights or benefits you received under the Award as a result of having attained Normal Retirement Age.